Exhibit 99.1

PCSB Financial Corporation Announces Third Fiscal Quarter Financial Results and

Declares a 17% Increase In Quarterly Cash Dividend

Yorktown Heights, New York; April 28, 2022 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the "Bank"), today announced net income of $3.5 million, or $0.24 per diluted share, for the three months ended March 31, 2022, compared to $4.3 million, or $0.30 per diluted share, for the three months ended December 31, 2021 and $3.6 million, or $0.25 per diluted share, for the three months ended March 31, 2021.

Results for the three months ended March 31, 2021 include a benefit for loan losses of $944,000, or $0.05 per diluted share, net of tax, related to the release of qualitative reserves established in the prior fiscal year associated with the COVID-19 pandemic.

On April 27, 2022, the Board of Directors declared a regular quarterly cash dividend of $0.07 per share, representing a 17% increase compared to the linked quarter. The dividend is payable on or about May 27, 2022 to shareholders of record as of the close of business on May 13, 2022.

Third Quarter Highlights

•
Net income of $3.5 million or $0.24 per diluted share for the current quarter, decreases of 19.0% and 3.3% compared to the linked quarter and same quarter last year, respectively. Excluding certain non-recurring items, current quarter adjusted net income (non-GAAP) was $3.2 million or $0.23 per diluted share, an increase of 2.4% compared to the linked quarter and a decrease of 0.6% compared to the same quarter last year. The decrease in net income compared to the prior year quarter includes a $1.2 million increase in the provision for loan losses, as the prior year quarter included a $944,000 release of qualitative reserves associated with the COVID-19 pandemic. Reconciliations of GAAP to non-GAAP financial measures are included at the end of this release.
•
Net interest income of $12.7 million for the current quarter, a decrease of 4.1% from the linked quarter and an increase of 9.3% from the same quarter last year. Adjusted net interest income (non-GAAP) of $12.4 million for the current quarter, unchanged from the linked quarter and an increase of 9.7% from the same quarter last year.
•
Tax equivalent net interest margin of 2.80% for the current quarter, a decrease from 2.97% in the linked quarter and an increase from 2.69% for the same quarter last year. Adjusted tax equivalent net interest margin (non-GAAP) of 2.70% for the current quarter, a decrease from 2.75% for the linked quarter and an increase from 2.61% for the same quarter last year.
•
Average cost of interest-bearing deposits of 0.37% for the current quarter, a decrease from 0.39% in the linked quarter and 0.59% for the same quarter last year.
•
Efficiency ratio of 65.66% for the current quarter, compared to 60.92% for the linked quarter and 70.10% for the same quarter last year. Adjusted efficiency ratio (non-GAAP) of 67.24% for the current quarter, largely unchanged from the linked quarter and improved from 72.76% for the same quarter last year.
•
Average loans receivable, excluding SBA Paycheck Protection Program (“PPP”) loans, of $1.25 billion for the current quarter, increased from $1.23 billion and $1.21 billion in the linked quarter and the same quarter last year, respectively.
•
Average deposits of $1.56 billion for the current quarter, increases of 2.8% and 11.2% compared to the linked quarter and same quarter last year, respectively.
•
Allowance for loan losses to total net loans receivable (excluding PPP loans) of 0.68% as of March 31, 2022, an increase from 0.66% as of June 30, 2021.
•
Non-performing loans of $7.9 million, or 0.61% of total net loans receivable (excluding PPP loans), as of March 31, 2022, increased from 0.48% as of June 30, 2021.
•
Loans on COVID-19-related payment deferral totaled $3.6 million (1 loan), or 0.28% of gross loans, as of March 31, 2022, compared to $27.3 million (19 loans), or 2.21% of gross loans, as of June 30, 2021.

President’s Comments

“We are extremely pleased with our third quarter and nine-month financial results which exhibited solid core earnings combined with strong loan and deposit growth despite continued economic uncertainty,” said Joseph D. Roberto, Chairman,

President & Chief Executive Officer of PCSB Financial Corporation. “Annualized loan growth excluding PPP loans was 10.0% for the nine months and 13.6% for the current quarter. I am encouraged by the increased opportunities to originate quality loans within our strong market footprint. We believe we are well positioned to take advantage of the increase in market rates because of our currently elevated liquidity position, resulting from significant deposit growth, and expected loan and securities portfolio repricing opportunities. Of the $1.3 billion of loan balances, 15% are subject to daily or monthly repricing with another 4% scheduled to mature or re-price within the next 12 months; additionally, approximately 13% of our securities portfolio have adjustable rates, more than half of which are subject to re-pricing in the June quarter. I am proud of what our PCSB team has accomplished as we continue working to create sustainable value for our shareholders.”

Income Statement Summary

Net income for the current quarter was $3.5 million, which decreased $814,000 from the linked quarter and $118,000 from the prior year quarter. The change from the linked quarter is primarily due to a $541,000 decrease in net interest income, a $272,000 decrease in noninterest income and increases of $151,000 in noninterest expense and $22,000 in provision for loan losses, partially offset by a $172,000 decrease in income tax expense. The change from the prior year quarter is primarily due to increases of $1.2 million in provision for loan losses and $384,000 in noninterest expense, largely offset by increases of $1.1 million in net interest income and $331,000 in noninterest income, and a $35,000 decrease in income tax expense.

Net interest income was $12.7 million for the current quarter, a decrease of $541,000, or 4.1%, compared to the linked quarter and an increase of $1.1 million, or 9.3%, compared to the prior year quarter. The decrease compared to the linked quarter is primarily the result of a 17 basis point decrease in the tax equivalent net interest margin, partially offset by a $36.9 million, or 2.1%, increase in average interest-earning assets. The increase in net interest income compared to the prior year period is primarily the result of an 11 basis point increase in the tax equivalent net interest margin and a $99.6 million, or 5.7%, increase in average interest-earning assets.

The Company recognized PPP loan interest and origination fee income (net of costs) of $266,000 in the current quarter, compared to $332,000 in the linked quarter and $279,000 in the prior year quarter. Unearned origination fees (net of costs) on PPP loans totaled $117,000 as of March 31, 2022 and will be recognized in income over the remaining lives of the loans. The timing of such recognition is largely dependent on the timing of loan forgiveness, which the Company expects to be substantially complete by June 30, 2022.

The tax equivalent net interest margin was 2.80% for the current quarter, reflecting a decrease of 17 basis points compared to 2.97% in the linked quarter and an increase of 11 basis points compared to 2.69% in the prior year quarter. During the linked quarter, the Company recognized $555,000 of loan prepayment income. Adjusted net interest margin, which excludes the effects of loan prepayment income and PPP loan interest and fees, was 2.70% for the current quarter compared to 2.75% in the linked quarter and 2.61% in the prior year quarter. Compared to the prior year quarter, reductions in the cost of funds were partially offset by a decrease in adjusted asset yield, driven by lower market interest rates. Compared to the linked quarter, margin compression was the result of an increase in cash liquidity. Reconciliations of GAAP to non-GAAP financial measures are included at the end of this release.

Tax equivalent yield on interest-earning assets for the current quarter was 3.12%, decreases of 21 basis points from the linked quarter and 11 basis point from the prior year quarter. Excluding the effects of non-recurring PPP loan income and loan prepayment income, the tax equivalent yield on interest-earning assets for the current quarter was 3.03%, decreases of 8 basis points from the linked quarter and 10 basis points from the same quarter last year. The decrease in yield compared to the prior year quarter is a result of the loan and investment portfolios continuing to re-price downward due to lower market interest rates.

The cost of interest-bearing deposits was 0.37% for the current quarter, decreases of 2 basis points and 22 basis points from 0.39% and 0.59% in the linked quarter and prior year quarter, respectively. In response to lower market interest rates and increased liquidity levels, deposit rate reductions have been implemented throughout the last 2 years, the effects of which continue to be realized. As of quarter end, the weighted average cost of interest-bearing deposits was 0.35%. The cost of interest-bearing liabilities was 0.43% for the current quarter, decreases of 4 basis points from 0.47% in the linked quarter and 27 basis points from 0.70% in the prior year quarter. Over the next 12 months, the Company has $50.0 million of wholesale funding maturing, comprised of FHLB advances and brokered time deposits, with a weighted average cost of 2.03%.

The provision for loan losses was $286,000 for current quarter, compared to $264,000 for the linked quarter and a benefit for loan losses of $894,000 for the prior year quarter. Loans on COVID-19 related payment deferral totaled $3.6 million, or 0.28% of gross loans, as of March 31, 2022, compared to $27.3 million, or 2.21% of gross loans, as of June 30, 2021. Charge-offs, net of recoveries, were $4,000 for the current quarter compared to recoveries, net of charge-offs, of $6,000 for the linked quarter and $82,000 for the prior year quarter. Non-performing loans as a percent of total loans receivable (excluding PPP loans) was 0.61% as of March 31, 2022, an increase from 0.48% as of June 30, 2021.

Noninterest income of $923,000 for the current quarter decreased $272,000 compared to the linked quarter and increased $331,000 compared to the prior year quarter. The decrease compared to the linked quarter was primarily due to decreases of $548,000 in gain on the sale of premises, $32,000 in gains on the sale of loans and $25,000 in all other noninterest income, partially offset by an increase of $333,000 in swap income. The increase compared to the prior year quarter was primarily due to increases of $333,000 in swap income, $65,000 in bank-owned life insurance income, $37,000 in fees and service charges and $9,000 in gains on the sale of loans, partially offset by a $113,000 decrease in gains on the sale of securities.

Noninterest expense of $9.0 million for the current quarter increased $151,000 compared to the linked quarter and $384,000 compared to the prior year quarter. The increase compared to the linked quarter was primarily due to increased professional, occupancy and data processing costs, partially offset by lower salary and benefits expense. Noninterest expenses increased compared to the prior year quarter primarily due to higher salaries and benefits and professional costs which were partially offset by lower pension costs.

The effective income tax rate was 21.0% for the current quarter, as compared to 20.4% for the linked quarter and 21.1% for the prior year quarter.

Balance Sheet Summary

Total assets increased $109.6 million to $1.98 billion at March 31, 2022 as compared to June 30, 2021, due to increases of $56.4 million in net loans receivable and $53.1 million in investment securities. Net loans receivable increased $56.4 million, or 4.6%, and $89.6 million or 7.5% excluding PPP loans. The increase was primarily the result of increases in commercial mortgage loans and construction loans of $70.8 million and $6.7 million, respectively, partially offset by decreases in commercial loans and residential mortgage loans of $9.2 million and $8.9 million, respectively. The decrease in commercial loans includes a decrease in PPP loans of $32.3 million, driven by forgiveness and paydowns, largely offset by a net increase of $23.0 million in all other commercial loans. The increase in investment securities was the result of the Company deploying excess liquidity and included increases of $28.2 million in state and municipal securities, $15.2 million in mortgage-backed securities, $5.3 million in corporate securities and $4.4 million in U.S. government and agency bonds.

Total liabilities increased $107.8 million to $1.71 billion at March 31, 2022 as compared to June 30, 2021 as an increase of $133.0 million in deposits was partially offset by decreases of $17.6 million in FHLB advances and $7.7 million in all other liabilities. The $133.0 million increase in deposits includes increases in money market, NOW, savings and demand accounts of $63.5 million, $44.2 million, $30.4 million and $24.8 million, respectively, partially offset by decreases in time deposits of $29.9 million. Current quarter deposit growth of $101.7 million or 6.7% includes approximately $38.1 million of transient deposits expected to outflow in the subsequent quarter.

Total shareholders’ equity increased $1.8 million to $276.4 million at March 31, 2022 as compared to $274.6 million as of June 30, 2021. The increase for the nine months ended March 31, 2022 was primarily due to net income of $11.4 million and $3.8 million of stock-based compensation and reduction in unearned ESOP shares for plan shares earned during the period, partially offset by the repurchase of $8.2 million (443,788 shares) of common stock, $2.5 million of other comprehensive losses related primarily to unrealized losses on investment securities driven by higher market interest rates and $2.6 million of cash dividends declared and paid.

At March 31, 2022, the Company’s book value per share and tangible book value per share were $18.02 and $17.62, respectively, compared to $17.41 and $17.01, respectively, at June 30, 2021. Reconciliations of book value per share (GAAP measure) to tangible book value per share (non-GAAP measure) appear at the end of this release. At March 31, 2022, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered commercial bank that has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 14 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the COVID-19 pandemic, including its impact on our business and operations, the impact of lost fee revenue and increased operating expenses, as well as its effect on our customers and issuers of securities, including their ability to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share and per share data)

	March 31,	June 30,
	2022	2021
ASSETS
Cash and due from banks	$156,982	$152,070
Federal funds sold	1,910	7,235
Total cash and cash equivalents	158,892	159,305
Held to maturity debt securities, at amortized cost (fair value of $379,500 and $342,137 as of March 31, 2022 and June 30, 2021, respectively)	410,896	337,584
Available for sale debt securities, at fair value	37,185	57,387
Total investment securities	448,081	394,971
Loans receivable, net of allowance for loan losses of $8,711 and $7,881 as of March 31, 2022 and June 30, 2021, respectively	1,285,886	1,229,451
Accrued interest receivable	6,583	6,398
FHLB stock	3,715	4,507
Premises and equipment, net	18,904	21,099
Deferred tax asset, net	3,089	2,552
Bank-owned life insurance	36,136	35,568
Goodwill	6,106	6,106
Other intangible assets	102	151
Other assets	17,047	14,827
Total assets	$1,984,541	$1,874,935
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing deposits	$1,380,811	$1,272,610
Non-interest bearing deposits	243,908	219,072
Total deposits	1,624,719	1,491,682
Mortgage escrow funds	8,744	10,536
Advances from FHLB	48,357	65,957
Other liabilities	26,329	32,200
Total liabilities	1,708,149	1,600,375
Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock ($0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding as of March 31, 2022 and June 30, 2021)	-	-
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,703,577 shares issued as of both March 31, 2022 and June 30, 2021, and 15,334,857 and 15,770,645 shares outstanding as of March 31, 2022 and June 30, 2021, respectively)	187	187
Additional paid in capital	192,860	189,926
Retained earnings	159,765	150,987
Unearned compensation - ESOP	(9,449)	(10,176)
Accumulated other comprehensive loss, net of income taxes	(5,628)	(3,099)
Treasury stock, at cost (3,368,720 and 2,932,932 shares as of March 31, 2022 and June 30, 2021, respectively)	(61,343)	(53,265)
Total shareholders' equity	276,392	274,560
Total liabilities and shareholders' equity	$1,984,541	$1,874,935

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Interest and dividend income
Loans receivable	$11,943	$12,116	$36,701	$36,845
Investment securities	2,152	1,700	6,294	5,489
Federal funds and other	105	109	302	344
Total interest and dividend income	14,200	13,925	43,297	42,678
Interest expense
Deposits and escrow interest	1,217	1,782	3,863	6,372
FHLB advances	266	506	924	1,545
Total interest expense	1,483	2,288	4,787	7,917
Net interest income	12,717	11,637	38,510	34,761
Provision (benefit) for loan losses	286	(894)	563	(678)
Net interest income after provision for loan losses	12,431	12,531	37,947	35,439
Noninterest income
Fees and service charges	390	353	1,198	1,038
Bank-owned life insurance	185	120	568	381
Gain on sale of premises	-	-	548	-
Swap income	333	-	333	367
Gains on sales of loans receivable	9	-	56	-
Gains on sales of securities	-	113	-	113
Other	6	6	28	30
Total noninterest income	923	592	2,731	1,929
Noninterest expense
Salaries and employee benefits	5,737	5,595	17,353	16,722
Occupancy and equipment	1,414	1,359	4,115	4,051
Communication and data processing	573	517	1,626	1,539
Professional fees	543	382	1,356	1,285
Postage, printing, stationery and supplies	153	146	478	452
FDIC assessment	125	115	371	350
Advertising	100	100	300	300
Amortization of intangible assets	17	21	49	61
Other operating expenses	294	337	737	1,127
Total noninterest expense	8,956	8,572	26,385	25,887
Net income before income tax expense	4,398	4,551	14,293	11,481
Income tax expense	924	959	2,917	2,467
Net income	$3,474	$3,592	$11,376	$9,014
Earnings per common share:
Basic	$0.25	$0.25	$0.80	$0.60
Diluted	0.24	0.25	0.80	0.60
Weighted average common shares outstanding:
Basic	14,165,775	14,631,122	14,247,188	14,944,097
Diluted	14,197,716	14,632,342	14,301,150	14,944,664

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable (1)	$1,255,117	$11,943	3.81%	$1,242,109	$12,651	4.07%	$1,252,492	$12,116	3.88%
Investment securities (1)	436,702	2,152	2.06	427,918	2,131	2.08	319,239	1,700	2.18
Other interest-earning assets	141,677	105	0.30	126,586	88	0.28	162,193	109	0.27
Total interest-earning assets	1,833,496	14,200	3.12	1,796,613	14,870	3.33	1,733,924	13,925	3.23
Non-interest-earning assets	77,202			77,506			68,748
Total assets	$1,910,698			$1,874,119			$1,802,672

Liabilities and equity:
NOW accounts	$215,021	94	0.18	$192,856	90	0.18	$161,049	59	0.15
Money market accounts	360,131	144	0.16	355,708	168	0.19	274,516	208	0.31
Savings accounts and mortgage escrow funds	415,850	113	0.11	398,076	108	0.11	368,791	132	0.15
Time deposits	349,266	866	1.00	357,242	926	1.03	411,500	1,383	1.36
Total interest-bearing deposits	1,340,268	1,217	0.37	1,303,882	1,292	0.39	1,215,856	1,782	0.59
FHLB advances	57,185	266	1.89	63,805	320	1.99	104,604	506	1.96
Total interest-bearing liabilities	1,397,453	1,483	0.43	1,367,687	1,612	0.47	1,320,460	2,288	0.70
Non-interest-bearing deposits	220,809			214,558			187,778
Other non-interest-bearing liabilities	15,370			16,250			24,272
Total liabilities	1,633,632			1,598,495			1,532,510
Total shareholders' equity	277,066			275,624			270,162
Total liabilities and shareholders' equity	$1,910,698			$1,874,119			$1,802,672

Net interest income		$12,717			$13,258			$11,637
Interest rate spread - tax equivalent (2)			2.69			2.86			2.53
Net interest margin - tax equivalent (3)			2.80			2.97			2.69
Average interest-earning assets to interest-bearing liabilities	131.20%			131.36%			131.31%

(1) Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all periods presented. See reconciliation of GAAP to non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of GAAP to non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Nine Months Ended March 31,
	2022			2021
	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Loans receivable (1)	$1,240,253	$36,701	3.95%	$1,245,881	$36,845	3.95%
Investment securities (1)	423,062	6,294	2.07	316,114	5,489	2.36
Other interest-earning assets	142,974	302	0.28	162,946	344	0.28
Total interest-earning assets	1,806,289	43,297	3.22	1,724,941	42,678	3.31
Non-interest-earning assets	77,027			70,364
Total assets	$1,883,316			$1,795,305

Liabilities and equity:
NOW accounts	$196,803	254	0.17	$153,378	227	0.20
Money market accounts	355,471	499	0.19	260,258	657	0.34
Savings accounts and escrow	403,740	334	0.11	363,768	502	0.18
Time deposits	358,050	2,776	1.03	429,811	4,986	1.54
Total interest-bearing deposits	1,314,064	3,863	0.39	1,207,215	6,372	0.70
FHLB advances	62,309	924	1.98	105,569	1,545	1.95
Total interest-bearing liabilities	1,376,373	4,787	0.46	1,312,784	7,917	0.80
Non-interest-bearing deposits	214,391			183,467
Other non-interest-bearing liabilities	17,186			26,570
Total liabilities	1,607,950			1,522,821
Total shareholders' equity	275,366			272,484
Total liabilities and shareholders' equity	$1,883,316			$1,795,305

Net interest income		$38,510			$34,761
Interest rate spread - tax equivalent (2)			2.76			2.51
Net interest margin - tax equivalent (3)			2.86			2.70
Average interest-earning assets to interest-bearing liabilities	131.24%			131.40%

(1) Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all periods presented. See reconciliation of GAAP to non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of GAAP to non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Condensed Financial Information (unaudited)

(amounts in thousands, except per share data)

	As of
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Condensed Balance Sheets
Cash and cash equivalents	$158,892	$120,339	$148,012	$159,305	$169,314
Total investment securities	448,081	433,999	423,525	394,971	347,302
Loans receivable, net	1,285,886	1,243,646	1,210,674	1,229,451	1,261,155
Other assets	91,682	90,137	90,968	91,208	76,903
Total assets	$1,984,541	$1,888,121	$1,873,179	$1,874,935	$1,854,674

Total deposits and mortgage escrow funds	$1,633,463	$1,533,947	$1,511,465	$1,502,218	$1,463,542
Advances from Federal Home Loan Bank	48,357	58,390	65,924	65,957	95,991
Other liabilities	26,329	20,950	21,062	32,200	23,844
Total liabilities	1,708,149	1,613,287	1,598,451	1,600,375	1,583,377
Total shareholders' equity	276,392	274,834	274,728	274,560	271,297
Total liabilities and shareholders' equity	$1,984,541	$1,888,121	$1,873,179	$1,874,935	$1,854,674

	Quarter Ended					Nine Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Condensed Income Statements
Interest income	$14,200	$14,870	$14,227	$14,586	$13,925	$43,297	$42,678
Interest expense	1,483	1,612	1,692	2,005	2,288	4,787	7,917
Net interest income	12,717	13,258	12,535	12,581	11,637	38,510	34,761
Provision (benefit) for loan losses	286	264	13	5	(894)	563	(678)
Noninterest income	923	1,195	613	568	592	2,731	1,929
Noninterest expense	8,956	8,805	8,624	8,867	8,572	26,385	25,887
Income before income tax expense	4,398	5,384	4,511	4,277	4,551	14,293	11,481
Income tax expense	924	1,096	897	867	959	2,917	2,467
Net income	$3,474	$4,288	$3,614	$3,410	$3,592	$11,376	$9,014

Earnings per share:
Basic	$0.25	$0.30	$0.25	$0.23	$0.25	$0.80	$0.60
Diluted	0.24	0.30	0.25	0.23	0.25	0.80	0.60

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Quarter Ended					Nine Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Performance Ratios (1):
Return on average assets	0.73%	0.92%	0.78%	0.73%	0.80%	0.81%	0.67%
Return on average equity	5.02%	6.22%	5.29%	4.95%	5.32%	5.51%	4.41%
Interest rate spread	2.69%	2.86%	2.71%	2.67%	2.53%	2.76%	2.51%
Net interest margin	2.80%	2.97%	2.82%	2.81%	2.69%	2.86%	2.70%
Efficiency ratio	65.66%	60.92%	65.59%	67.43%	70.10%	63.98%	70.56%

Noninterest income to average assets	0.19%	0.26%	0.13%	0.12%	0.13%	0.19%	0.14%
Noninterest expense to average assets	1.87%	1.88%	1.85%	1.89%	1.90%	1.87%	1.92%

Average interest-earning assets to average interest-bearing liabilities	131.20%	131.36%	131.14%	131.21%	131.31%	131.24%	131.40%
Average equity to average assets	14.50%	14.71%	14.66%	14.67%	14.99%	14.62%	15.18%
Dividend payout ratio (2)	24.61%	20.22%	24.24%	26.07%	16.65%	22.84%	20.37%

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of and for the quarter ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Loans to deposits	79.15%	81.65%	80.46%	82.42%	86.72%

Share Data:
Shares outstanding	15,334,857	15,337,979	15,574,310	15,770,645	15,966,216
Book value per common share	$18.02	$17.92	$17.64	$17.41	$16.99
Tangible book value per common share (3)	$17.62	$17.51	$17.24	$17.01	$16.60

Asset Quality Ratios:
Non-performing loans receivable	$7,859	$7,890	$5,732	$5,764	$2,054
Non-performing assets	$7,859	$7,890	$5,732	$5,764	$2,054
Allowance for loan losses as a percent of total loans receivable (4)	0.68%	0.68%	0.68%	0.66%	0.65%
Allowance for loan losses as a percent of non-performing loans receivable	110.84%	106.83%	142.34%	136.73%	382.91%
Non-performing loans as a percent of total loans receivable, net (4)	0.61%	0.64%	0.48%	0.48%	0.17%
Non-performing assets as a percent of total assets	0.40%	0.42%	0.31%	0.31%	0.11%
Net charge-offs (recoveries)	$4	$(6)	$(265)	$(11)	$(82)
Net charge-offs (recoveries) to average outstanding loans during the period (1)	0.00%	0.00%	(0.09%)	0.00%	(0.03%)

Capital Ratios (5):
Tier 1 capital (to adjusted total assets)	12.86%	12.91%	12.72%	12.48%	12.76%
Common equity Tier 1 capital (to risk-weighted assets)	17.22%	17.67%	17.84%	17.93%	17.72%
Tier 1 capital (to risk-weighted assets)	17.22%	17.67%	17.84%	17.93%	17.72%
Total capital (to risk-weighted assets)	17.83%	18.28%	18.46%	18.53%	18.33%

(1) Performance ratios for quarter ended periods are annualized.
(2) Dividends declared per share divided by net income per share.

(3) Tangible book value per share is a non-GAAP measure and equals total shareholders’ equity, less goodwill and other intangible assets, divided by shares outstanding. We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(4) Total loans receivable excludes PPP loans.
(5) Represents Bank ratios.

PCSB Financial Corporation and Subsidiaries

Loan and Deposit Portfolios (unaudited)

(amounts in thousands)

	As of
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Mortgage loans:
Residential mortgages	$215,431	$212,817	$221,735	$224,305	$229,008
Commercial mortgages	897,424	867,581	838,021	826,624	831,162
Construction	16,894	11,857	11,639	10,151	10,047
Net deferred loan origination (fees) costs	(23)	(18)	97	196	365
Total mortgage loans	1,129,726	1,092,237	1,071,492	1,061,276	1,070,582
Commercial and consumer loans:
Commercial loans (1)	141,427	135,055	122,031	150,658	171,314
Home equity credit lines	22,557	24,142	24,936	25,439	27,211
Consumer and overdrafts	348	356	394	345	269
Net deferred loan origination costs (fees)	539	285	(20)	(386)	(356)
Total commercial and consumer loans	164,871	159,838	147,341	176,056	198,438
Total loans receivable	1,294,597	1,252,075	1,218,833	1,237,332	1,269,020
Allowance for loan losses	(8,711)	(8,429)	(8,159)	(7,881)	(7,865)
Loans receivable, net	$1,285,886	$1,243,646	$1,210,674	$1,229,451	$1,261,155

(1) Includes PPP loans totaling:	$4,701	$12,769	$19,763	$37,050	$50,380

	As of
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Demand deposits	$243,908	$215,708	$216,470	$219,072	$203,344
NOW accounts	221,386	198,610	181,572	177,223	169,077
Money market accounts	396,358	361,352	363,090	332,843	301,892
Savings	417,975	393,041	381,836	387,529	372,151
Time deposits	345,092	354,356	361,669	375,015	407,826
Total deposits	$1,624,719	$1,523,067	$1,504,637	$1,491,682	$1,454,290

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended					Nine Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Computation of Adjusted Net Income and Adjusted Earnings Per Share
Net income applicable to common stock (GAAP)	$3,474	$4,288	$3,614	$3,410	$3,592	$11,376	$9,014

Adjustments (1):
Prepayment income on loans receivable	(43)	(442)	(26)	(532)	(43)	(511)	(147)
Prepayment income on investment securities	-	-	-	-	-	-	(90)
Gain on sale of premises	-	(436)	-	-	-	(436)	-
PPP interest and fee income	(210)	(264)	(299)	(411)	(220)	(773)	(515)
Gains on sale of investment securities	-	-	-	-	(89)	-	(89)
Adjusted net income (Non-GAAP)	$3,221	$3,146	$3,289	$2,467	$3,240	$9,656	$8,173

Average number of common shares outstanding:
Basic	14,165,775	14,236,473	14,337,543	14,553,783	14,631,122	14,247,188	14,944,097
Diluted	14,197,716	14,281,232	14,405,816	14,586,928	14,632,342	14,301,150	14,944,664
Earnings per share (GAAP):
Basic	$0.25	$0.30	$0.25	$0.23	$0.25	$0.80	$0.60
Diluted	0.24	0.30	0.25	0.23	0.25	0.80	0.60
Adjusted earnings per common share (Non-GAAP):
Basic	$0.23	$0.22	$0.23	$0.17	$0.22	$0.68	$0.55
Diluted	0.23	0.22	0.23	0.17	0.22	0.68	0.55

(1) Amounts included in income before income tax expense are presented net of tax.

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended			Nine Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Computation of Tax Equivalent Net Interest Income
Total interest income	$14,200	$14,870	$13,925	$43,297	$42,678
Total interest expense	1,483	1,612	2,288	4,787	7,917
Net interest income (GAAP)	12,717	13,258	11,637	38,510	34,761
Tax equivalent adjustment	101	99	51	289	130
Net interest income - tax equivalent (Non-GAAP)	$12,818	$13,357	$11,688	$38,799	$34,891

	Quarter Ended					Nine Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Computation of Efficiency Ratio
Noninterest expense (GAAP)	$8,956	$8,805	$8,624	$8,867	$8,572	$26,385	$25,887

Net interest income (GAAP)	$12,717	$13,258	$12,535	$12,581	$11,637	$38,510	$34,761
Noninterest income (GAAP)	923	1,195	613	568	592	2,731	1,929
Total (GAAP)	13,640	14,453	13,148	13,149	12,229	41,241	36,690
Adjustments:
Prepayment income on loans receivable	(55)	(555)	(32)	(667)	(55)	(642)	(187)
Prepayment income on investment securities	-	-	-	-	-	-	(117)
Gains on sales of premises	-	(548)	-	-	-	(548)	-
PPP interest and fee income	(266)	(332)	(373)	(516)	(279)	(971)	(655)
Gains on sales of investment securities	-	-	-	-	(113)	-	(113)
Adjusted total (Non-GAAP)	$13,319	$13,018	$12,743	$11,966	$11,782	$39,080	$35,618

Efficiency ratio (GAAP)	65.66%	60.92%	65.59%	67.43%	70.10%	63.98%	70.56%
Adjusted efficiency ratio (Non-GAAP)	67.24%	67.64%	67.68%	74.10%	72.76%	67.52%	72.68%

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Computation of Tangible Book Value per Common Share
Total shareholders' equity (GAAP)	$276,392	$274,834	$274,728	$274,560	$271,297
Adjustments:
Goodwill	(6,106)	(6,106)	(6,106)	(6,106)	(6,106)
Other intangible assets	(102)	(119)	(135)	(151)	(168)
Tangible common shareholders' equity (Non-GAAP)	$270,184	$268,609	$268,487	$268,303	$265,023

Common shares outstanding	15,334,857	15,337,979	15,574,310	15,770,645	15,966,216

Book value per share (GAAP)	$18.02	$17.92	$17.64	$17.41	$16.99
Adjustments:
Effects of intangible assets	(0.40)	(0.41)	(0.40)	(0.40)	(0.39)

Tangible book value per common share (Non-GAAP)	$17.62	$17.51	$17.24	$17.01	$16.60

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended			Nine Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Computation of Adjusted Yield on Assets and Adjusted Net Interest Margin
Average interest-earning assets	$1,833,496	$1,796,613	$1,733,924	$1,806,289	$1,724,941

Interest and dividend income (GAAP)	$14,200	$14,870	$13,925	$43,297	$42,678
Less: PPP interest and fee income	(266)	(332)	(279)	(971)	(655)
Less: Prepayment income on loans receivable	(55)	(555)	(55)	(642)	(187)
Adjusted interest and dividend income (Non-GAAP)	$13,879	$13,983	$13,591	$41,684	$41,836

Yield on interest-earning assets (GAAP)	3.12%	3.33%	3.23%	3.22%	3.31%
Adjusted yield on interest-earning assets (Non-GAAP)	3.03%	3.11%	3.14%	3.08%	3.23%

Net interest income (GAAP)	$12,717	$13,258	$11,637	$38,510	$34,761
Less: PPP interest and fee income	(266)	(332)	(279)	(971)	(655)
Less: Prepayment income on loans receivable	(55)	(555)	(55)	(642)	(187)
Adjusted net interest income (Non-GAAP)	$12,396	$12,371	$11,303	$36,897	$33,919

Net interest margin (GAAP)	2.80%	2.97%	2.69%	2.86%	2.70%
Adjusted net interest margin (Non-GAAP)	2.70%	2.75%	2.61%	2.72%	2.62%